EXHIBIT 2.1

TRANSACTION AGREEMENT

For the Acquisition of

Certain Assets of

PREFERRED RX, L.L.C.

a Texas limited liability company

By

CARE SERVICES, LLC

a Delaware limited liability company

October 10, 2014

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AGREEMENT SUMMARY

This Agreement Summary, together with the Appendices that are attached to this Agreement Summary, collectively constitute a Transaction Agreement, Signed as of October 10, 2014, which the Parties refer to in this Agreement as the “Effective Date.” This Agreement Summary is not a stand-alone Contract, but is intended to be the summary document that describes the basic business terms of the Transactions and incorporates the Appendices into the Transaction Agreement. The Parties refer to the Transaction Agreement (including all of the Appendices collectively) as this “Agreement.”

This Agreement is being Signed by the following Parties:

CARE SERVICES, LLC, a Delaware limited liability company. The Parties refer to this Entity as the “Buyer”;

PREFERRED RX, L.L.C., a Texas limited liability company. The Parties refer to this Entity as the “Company”; and

JAS PHARMACY, INC., a Texas corporation, MANDY SNEED, a resident of Texas, BYRON H. SNEED II, a resident of Texas, REGINALD GERMAIN, a resident of Texas, JOHN M. JACKSON, a resident of Texas, JUDY K. JACKSON, a resident of Texas, SONYA RUSSELL, a resident of Texas, BRUCE MCANALLY, a resident of Texas, GARY FOSTER, a resident of Texas, SHAYLA TURNER VENKATESH, a resident of Arizona, and KAYLA TURNER NICOLAU, a resident of Texas. The Parties refer to these Persons as the “Former Owners” and collectively with the Company, as the “Company Parties.”

PRELIMINARY STATEMENT

The Company is engaged in the business of providing on-call and call center solutions, including remote order entry and verification services, to pharmacies and other businesses, which is referred to in this Agreement as the “Business.” The Former Owners were the Equity Owners of 100% of the issued and outstanding Ownership Interests in the Company immediately prior to the consummation of the transactions contemplated by that certain Stock Purchase Agreement, dated as of September 30, 2014 (the “SMSA Purchase Agreement”), pursuant to which SMSA Gainesville Acquisition Corp., a Nevada for-profit corporation (“SMSA”), acquired 100% of the issued and outstanding Ownership Interests in the Company (the “SMSA Acquisition”). Irrespective of the sale of their Ownership Interests in the Company, the Former Owners will derive significant economic benefit from the consummation of the Transactions. This Agreement provides for, among other things, the acquisition by the Buyer of certain assets of the Company related to, or used or held for use in connection with, the Business (the “Purchase”).

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The Parties agree that the consideration for Signing and delivering this Agreement includes the Purchase, as well as the representations, warranties and covenants of the Parties contained in this Agreement and the other Transaction Documents. Certain key business terms are defined in this Agreement Summary, and throughout this Agreement, including the Appendices. The Parties will use a number of capitalized terms in addition to the key business terms defined in this Agreement Summary. The definitions of such capitalized terms, as well as certain important rules of interpretation, are contained in Appendix D.

  1.  The Transactions.

(a) The Purchase. Subject to the Terms and Conditions, the Company Parties agree to complete the Purchase at the Closing as follows:

(i) The Company shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Company, free and clear of all Liens, all of the Company’s right, title and interest in and to the Acquired Assets.

(ii) The Buyer shall assume and agree to pay, discharge or perform, as appropriate, only the Assumed Liabilities. Without in any way limiting the generality of the previous statement, the Assumed Liabilities will not include, and in no event will the Buyer assume, agree to pay, discharge or perform, or otherwise have any responsibility for, any Excluded Liability.

(b) Non-Competition. The Company Parties shall Sign and deliver the Non-Competition Agreement, pursuant to which they will agree to preserve the goodwill associated with the Acquired Assets by refraining from engaging in competitive activities after the Closing.

(c) Indemnification. The Company and the Former Owners shall indemnify and hold harmless the Buyer and its Affiliates from certain Losses. With certain exceptions, claims by the Buyer for indemnification will be required to meet a Dollar threshold of $2,500, which the Parties refer to as the “Indemnification Threshold,” and will also be subject a maximum Dollar amount of $55,000, which the Parties refer to as the “Indemnification Cap.” The Parties’ respective rights to indemnification, as well as certain limitations on, and exceptions to, indemnification rights are described in more detail in Appendix C.

(d) Termination. Provisions for the termination of this Agreement under certain circumstances are set forth in Appendix B, including the right of the Parties to terminate this Agreement if the Closing has not occurred within 90 days of the Effective Date, which the Parties refer to as the “Termination Date.”

  2.  The Closing and Flow of Funds.

(a) Closing. The Closing will take place at 9:00 a.m., Central Time, as soon as possible following the satisfaction or waiver of all conditions to Closing, or at such other date, time or place as the Company Parties and the Buyer mutually agree in writing. The Closing will take place by exchange of documents by facsimile or other electronic transmission or by overnight courier delivery. At the Closing, the Company Parties and the Buyer shall deliver to each other the documents that are listed and described in Sections 4(d) and (e) of this Agreement Summary.

(b) Holdback Funds. To facilitate the payment of funds related to the indemnification provisions described in Appendix C, the Buyer shall withhold a portion of the Purchase Price in the amount of $55,000, referred to in this Agreement as the “Holdback Amount,” subject to the terms of this Agreement. The Holdback Amount will be held by the Buyer in accordance with the terms of Appendix C.

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(c) Company Transaction Expenses and Closing Date Indebtedness. To the extent not satisfied prior to the Closing Date, the Buyer shall pay on the Closing Date, on behalf of the Company Parties and as part of the Purchase Price, all Company Transaction Expenses and Closing Date Indebtedness. At least one (1) Business Day prior to the Closing Date, the Buyer and the Company Parties shall prepare and agree upon the Flow of Funds Memorandum, which will specify in reasonable detail the payments to be made at the Closing with respect to each item of Closing Date Indebtedness and Company Transaction Expenses, along with corresponding wire transfer account instructions. In respect of Closing Date Indebtedness, the Flow of Funds Memorandum will include (i) the name of each creditor, the amount of Closing Date Indebtedness payable to such creditor and wire transfer instructions for such creditor and (ii) Pay-off Letters. In respect of Company Transaction Expenses, the Flow of Funds Memorandum will include (A) a detailed schedule setting forth all Company Transaction Expenses, (B) the identity of each Person that is to be paid Company Transaction Expenses, (C) the amount owed or to be owed to each such Person in respect thereof and (D) an invoice from each such Person.

(d) Payments; Wire Transfer.

(i) At the Closing, the Buyer shall make a cash payment to the Company in the amount of (A) $550,000 (the “Purchase Price”), less (B) the sum of (1) the Holdback Amount, (2) the Company Transaction Expenses and (3) the Closing Date Indebtedness. This net amount is referred to in this Agreement as the “Closing Date Cash Payment.”

(ii) All payments to be made under this Agreement will be in Dollars and will be made by wire transfer of immediately available funds to bank accounts designated in writing by the appropriate recipient.

  3.  Terms and Conditions. The Closing is subject to a number of terms, conditions, limitations, representations, warranties, covenants and agreements between the Company Parties and the Buyer. The Parties refer to all of these collectively as the “Terms and Conditions,” and the Parties describe the Terms and Conditions in this Agreement Summary and the following Appendices:

Appendix	Title
A	Representations and Warranties
B	Covenants; Conditions; Termination
C	Survival and Indemnification
D	Miscellaneous; Defined Terms and Rules of Interpretation

Each and every one of the Appendices, and all of the Appendices together, are incorporated by reference into, and constitute an integral part of, this Agreement.

  4.  Transaction Documents and Deliveries.

(a) In addition to this Agreement, certain other Contracts or documents that reflect the business arrangement among the Parties regarding portions of the Transactions are being Signed by the Parties on the Effective Date and will become effective at the Closing. These documents, which are referred to with this Agreement as the “Transaction Documents,” are attached as Exhibits to this Agreement, as follows:

Exhibit	Title
A	Assignment and Assumption Agreement
B	Services Agreement
C	Non-Competition Agreement

The Transaction Documents that the Parties are required to Sign on the Effective Date will be released by the Signing Parties for delivery at the Closing.

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(b) The Company Parties have Signed and delivered the Disclosure Letter to the Buyer. The Disclosure Letter constitutes an integral part of, and is incorporated by reference into, this Agreement. For purposes of the Disclosure Letter, any item disclosed in any Section of the Disclosure Letter is deemed to be fully disclosed with respect to all parts of the Disclosure Letter to which that specific item may be relevant, but only to the extent that it is reasonably clear on the face of the Disclosure Letter.

(c) At the Closing, the Parties shall deliver the Closing Documents, which will be in form and substance mutually agreeable to the Parties. The Parties’ respective obligations to do so will be conditioned on, and will depend upon, the performance by each other Party of such Party’s respective obligations under this Agreement.

(d) At the Closing, the Company Parties shall deliver or cause to be delivered the following:

(i) Possession of the Acquired Assets to the Buyer;

(ii) The Assignment and Assumption Agreement, Signed by a Managerial Official of the Company, and Signed bills of sale, certificates of title, instruments of assignment and other conveyance documents, dated the Closing Date, transferring to the Buyer all right, title and interest in and to the Acquired Assets, free and clear of all Liens;

(iii) The Services Agreement, Signed by a Managerial Official of the Company;

(iv) The Non-Competition Agreement, Signed by a Managerial Official of the Company and each of the Former Owners;

(v) A certificate, dated as of the Closing Date and Signed by each Former Owner and by a Managerial Official of the Company, certifying to the fulfillment of the conditions set forth in Sections 3.2(a) and (b) of Appendix B;

(vi) A certificate, dated as of the Closing Date and Signed by a Managerial Official of the Company, certifying as to (A) the accuracy and completeness of the Governing Documents of the Company and (B) the effectiveness of the resolutions of the Governing Authority of the Company authorizing the Signing, delivery and performance by the Company of the Transaction Documents to which it is a party;

(vii) Copies of all filings and/or notices, if any, made by the Company Parties with Regulatory Authorities in connection with the consummation of the Transactions;

(viii) Evidence reasonably satisfactory to the Buyer that all Consents have been obtained, all required notices have been delivered and documents evidencing the assignment of the Acquired Contracts and the assignment of any Licenses and Permits that are included within the Acquired Assets;

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(ix) Any other documents, instruments or certificates required by the Transaction Documents to be delivered by the Company Parties at the Closing or that (A) may be necessary or advisable to vest in the Buyer all right, title and interest in and to the Acquired Assets and (B) may be reasonably requested by the Buyer in order to effect the Transactions and the purposes of the Transaction Documents; and

(x) Evidence, reasonably satisfactory to the Buyer and its counsel, of the satisfaction and discharge by the Company Parties of all existing Liens related to the Acquired Assets.

(e) At the Closing, the Buyer shall deliver or cause to be delivered the following:

(i) Immediately available funds in the total amount of the Purchase Price, to be paid and distributed in accordance with Sections 1 and 2 of this Agreement Summary;

(ii) The Assignment and Assumption Agreement, Signed by a Managerial Official of the Buyer;

(iii) The Services Agreement, Signed by a Managerial Official of the Buyer;

(iv) The Non-Competition Agreement, Signed by a Managerial Official of the Buyer;

(v) A certificate, dated as of the Closing Date and Signed by a Managerial Official of the Buyer, certifying to the fulfillment of the conditions set forth in Sections 3.1(a) and (b) of Appendix B; and

(vi) Any other documents, instruments or certificates required by the Transaction Documents to be delivered by the Buyer at the Closing or that may be reasonably requested by the Company Parties in order to effect the Transactions and the purposes of the Transaction Documents.

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APPENDIX A

REPRESENTATIONS AND WARRANTIES

This Appendix A is an integral part of, and is incorporated by reference into, the Agreement.

I. Representations and Warranties of the Company Parties. Except as set forth in the correspondingly numbered Section of the Disclosure Letter or any other Section of the Disclosure Letter where it is reasonable to conclude from the face of the disclosure that the disclosure is applicable to such other Section of this Agreement, the Company Parties hereby make the following representations and warranties to the Buyer:

1.1. Organization, Standing and Power. The Company is an Entity duly organized, validly existing and in good standing under the Laws of the State of Texas, and has all requisite power and authority to own, lease and operate its respective Assets, to incur its respective Liabilities and to carry on the Business as currently conducted by it. The Company is duly qualified or registered to transact business as a foreign Entity in good standing under the Laws of each jurisdiction where the nature or conduct of the Business requires it to be so qualified or registered, except where a failure to be so qualified or registered would not reasonably be expected to have a Material Adverse Effect on the Company.

1.2. Authority; No Breach.

(a) Neither the Signing and delivery of this Agreement or any other Transaction Document by the Company Parties, nor the consummation of the Transactions, nor compliance by the Company Parties with any of the provisions of this Agreement or any other Transaction Document will (i) conflict with or result in a breach of any provision of the Company’s Governing Documents, (ii) constitute or result in a Default under, require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Company under, any Company Contract, or any License or Permit of the Company, or (iii) violate any Law or Order applicable to the Company or any of its Assets.

(b) Except as set forth in Section 1.2(b) of the Disclosure Letter, no notice to, Consent or Order of, or registration, declaration or filing with any Person (including any Regulatory Authority and any party to any Company Contract) is required by or with respect to the Business as a result of the Signing and delivery of the Transaction Documents and the consummation of the Transactions.

(c) The Company has the requisite power and authority to Sign and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, and the Signing, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the Company. Each Former Owner has all requisite power, authority and legal capacity to Sign and deliver this Agreement and the other Transaction Documents to which he, she or it is a party and to perform his, her or its respective obligations hereunder and thereunder. This Agreement and each of the other Transaction Documents have been Signed by the Company and each Former Owner, as applicable, and constitute the valid and binding agreements of the Company and each Former Owner, enforceable against the Company and such Former Owner in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any Litigation may be brought).

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1.3. Ownership Interests; Ownership of Acquired Assets. Section 1.3 of the Disclosure Letter sets forth, as of immediately before and as of immediately after the SMSA Acquisition, the (a) aggregate number of authorized Ownership Interests of the Company, (b) number of Ownership Interests of the Company issued and outstanding as of the Effective Date and (c) list of the record and beneficial Equity Owner of all outstanding Ownership Interests of the Company. SMSA has full and exclusive power, right and authority to vote all of the Ownership Interests of the Company, and SMSA is not bound by any Contract affecting or relating to its right to vote the Ownership Interests of the Company. The Company has good and valid title to, and is the sole and exclusive owner of, all of the Acquired Assets. The Company Parties have no Knowledge of any notice from any Person claiming ownership of any of the Acquired Assets.

1.4. Subsidiaries. The Company has no Subsidiaries and does not own any Equity Interest in any other Person.

1.5. Financial Statements. Attached hereto as Section 1.5 of the Disclosure Letter are true, correct and complete copies of the Company Financial Statements. The Company Financial Statements (as of the dates thereof and for the periods covered thereby) are consistent with the books and records of the Company, are complete and accurate and present fairly the financial position of the Company as of the dates indicated and the results of operations, changes in owners’ equity and cash flows of the Company for the periods indicated, in accordance with GAAP applied on a consistent basis by the Company throughout the periods involved (except for the absence of footnote and year-end adjustments with respect to unaudited financial statements, the effect of which would not be Material, either individually or in the aggregate). Since the Latest Balance Sheet Date, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Company. The Company maintains accurate books and records reflecting its Assets, Liabilities, revenues and expenditures. The expenditures reflected on the Company Financial Statements and the other books and records of the Company relate exclusively to the Business.

1.6. Licensure. Section 1.6 of the Disclosure Letter sets forth a true, correct and complete list of all Licenses and Permits (including all pharmacy and pharmacist licenses) issued to the Company by any Regulatory Authority and owned or held by the Company or listed in its name, or pursuant to which the Company is licensed or regulated. Section 1.6 of the Disclosure Letter accurately lists the legally authorized holder(s) of the Licenses and Permits, which constitute all the Licenses and Permits required for the operation of the Business by the Company as currently conducted, and each of the Licenses and Permits is in full force and effect. The Company has been operated in all Material respects in accordance with the requirements of the Licenses and Permits and the Company is otherwise in compliance with, and has conducted its Business so as to comply in all Material respects with the terms of such Licenses and Permits. The Company is allowed by Law to conduct the Business without further Consent or approval by any Regulatory Authority, other than in the ordinary course of regulatory oversight by such Regulatory Authorities. The Company has made available to the Buyer copies of all reports of audits, surveys or inspections by or on behalf of any Regulatory Authority or accrediting agency to the extent such reports reflect any Material adverse findings, deficiencies or other failure to meet any applicable Laws or accreditation standards, as applicable.

1.7. Acquired Contracts. Section 1.7 of the Disclosure Letter sets forth a list of all Acquired Contracts. The Company Parties have delivered or made available to the Buyer true, correct and complete copies of all of the Acquired Contracts. Except as set forth in Section 1.7 of the Disclosure Letter, (a) all of the Acquired Contracts are in full force and effect, (b) the Acquired Contracts constitute valid and legally binding obligations of the Company and, to the Knowledge of the Company Parties, of the other parties thereto and are enforceable in accordance with their respective terms against the Company and, to the Knowledge of the Company Parties, against the other parties thereto (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), (c) each Acquired Contract constitutes the entire agreement by and between the respective parties thereto, (d) the Company is and has been in compliance in all Material respects with the terms and requirements of each Acquired Contract, (e) to the Knowledge of the Company Parties, each other party that has any obligation or Liability under any Acquired Contract is in compliance in all Material respects with the terms and requirements of such Acquired Contract, (f) to the Knowledge of the Company Parties, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any party the right to declare a Default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Acquired Contract, (g) the Company has not given or received any unresolved notice or other written communication regarding any actual or alleged violation or breach of, Default under, or other dispute related to any Acquired Contract and (h) there are no renegotiations of any Acquired Contract currently pending and no party has made written demand for such renegotiation.

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1.8. Real Property. The Company does not own any Real Property. Section 1.8 of the Disclosure Letter sets forth a list of all Leased Real Property. The Company has a valid leasehold interest in all of the Leased Real Property and the leases related to such Leased Real Property are valid, binding and enforceable against the Parties in accordance with their respective terms. There exists no Default, or any condition, event or act that with or without notice or lapse of time or both would constitute a Default, by the Company under any lease with respect to Leased Real Property. The Leased Real Property is, to the Company Parties’ Knowledge, zoned to permit the uses for which it is presently used by the Company without variances or conditional use permits; the Company has not received any written notice of violation from any Regulatory Authority of any Real Estate Law regarding the Company’s use, occupancy or operation of the Leased Real Property; and, to the Company Parties’ Knowledge, no Real Estate Law prohibits, limits or conditions the use or operation of the Leased Real Property as currently used or operated by the Company. The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, and constitutes all of the real property necessary to conduct the Business as currently conducted.

1.9. Personal Property. Except as set forth in Section 1.9 of the Disclosure Letter, the Company has good and valid title to and ownership of all tangible personal property, except for personal property leased by the Company, for which the Company has good and valid leasehold interests. Except as set forth in Section 1.9 of the Disclosure Letter, none of the Acquired Assets that constitute tangible personal property owned or leased by the Company is subject to any Lien. All tangible personal property of the Company (a) is free of Material defects and in good operating condition and repair, ordinary wear and tear excepted, (b) is usable in the Ordinary Course of Business of the Company and (c) conforms to all Laws applicable thereto. There are no developments affecting any of the Assets pending or, to the Knowledge of the Company Parties, threatened, that might Materially detract from the value, Materially interfere with any present or intended use or adversely affect the marketability of such Assets. As of the Closing, all of the Acquired Assets that constitute tangible personal property of the Company (whether owned, leased or licensed) will be located at the Leased Real Property. Except as set forth in Section 1.9 of the Disclosure Letter, no Person other than the Company owns any tangible personal property that is currently used in and is necessary to the operation of the Business, except for property leased by the Company.

1.10. Litigation or Legal Proceedings. Except as listed in Section 1.10 of the Disclosure Letter, there is no Litigation pending or, to the Knowledge of the Company Parties, threatened, against the Company, the Business or the Assets of the Company, or to which the Company is otherwise a party, at law or in equity, or before or by any Regulatory Authority wherever located. Except as set forth in Section 1.10 of the Disclosure Letter, none of the Company Parties is now, or has been within the previous 12 months, a party to any Order restricting the method of the conduct of the Business or the marketing of the Company or its services.

1.11. Recent Events. Except as set forth in Section 1.11 of the Disclosure Letter, since the Latest Balance Sheet Date there has not been any Material Adverse Effect on the Company, nor has there been any transaction or occurrence, other than as contemplated by the Transaction Documents, in which the Company has: (a) suffered any Material damage, destruction or loss with respect to or affecting any of the Assets of the Company; sold, transferred or otherwise disposed of any of its Assets except in the Ordinary Course of Business; (b) mortgaged, pledged or subjected to any Lien any portion of its Assets or any Equity Interests; (c) entered into, amended, accelerated or terminated any Contract other than in the Ordinary Course of Business (other than the SMSA Purchase Agreement); (d) accelerated the collection of its accounts or notes receivable or delayed or postponed the payment of its accounts or notes payable or other Liabilities other than in the Ordinary Course of Business; or (e) committed to do any of the foregoing.

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1.12. Legal and Regulatory Compliance.

(a) The Company is (and has been at all times during the past five (5) years) in compliance with all Laws and Orders applicable to the Company, including with respect to the conduct of the Business. Except as set forth in Section 1.12(a) of the Disclosure Letter, the Company has not received any written notice from any Regulatory Authority that the Company is not in compliance with all applicable Laws. The Company has timely filed all reports, data and other information required to be filed under applicable Laws, except where a failure to timely file would not have a Material Adverse Effect on the Company. With respect to the Business, (i) the Company has not been charged and is not, to the Company Parties’ Knowledge, under investigation with respect to, a violation of any applicable Law or Order, (ii) the Company is not a party to or bound by any Order of any Regulatory Authority and (iii) the Company has filed all reports and has all Licenses and Permits required to be filed with any Regulatory Authority on or before the Closing Date and all such reports are accurate and complete in all Material respects and in Material compliance with all applicable Laws.

(b) Without limiting the generality of Section 1.12(a) of this Appendix A or any other representation or warranty made by the Company Parties in this Appendix A, the Company complies, in all Material respects, with and has implemented all such measures required for it to comply, in all Material respects, with all applicable obligations of HIPAA and the regulations promulgated thereunder, including without limitation, the privacy and security regulations and the transaction and code set regulations promulgated under HIPAA. With respect to any HIPAA Commitments: (i) the Company is in Material compliance with the HIPAA Commitments; (ii) the Transactions will not violate any of the HIPAA Commitments; (iii) the Company has not received written inquiries from the U.S. Department of Health and Human Services or any other Regulatory Authority regarding the Company’s compliance with the HIPAA Commitments; and (iv) the HIPAA Commitments have not been rejected by any applicable certification organization that has reviewed such HIPAA Commitments or to which any such HIPAA Commitment has been submitted.

(c) Without limiting the generality of Section 1.12(a) of this Appendix A or any other representation or warranty made by the Company Parties in this Appendix A, the Company is conducting and has conducted the Business and its operations in compliance with, and none of the Company, the Former Owners or any of the Company’s Managerial Officials or employees (in their capacity as such) has engaged in any activities prohibited under, any applicable Healthcare Laws.

1.13. Tax Matters. The Transactions are not subject to withholding under Section 1445 of the Code, and no sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the Acquired Assets pursuant to this Agreement.

1.14. Environmental, Health and Safety Matters. The Company is not in Material violation of (nor do the Company Parties have any Knowledge of any facts that would reasonably be expected to form the basis for a Material violation of) any Environmental Laws. No Hazardous Substances have been or will be disposed of by the Company, or released or discharged on, at or beneath the Real Property (including groundwater contamination) by the Company in violation of any Environmental Laws. The Company has not received any written notice, demand, letter, claim or request for information alleging that the Company is in violation of, or liable under, any Environmental Law. To the Knowledge of the Company Parties, there are no facts, circumstances or conditions that could form the basis for any Litigation against the Company under the Environmental Laws that would have Material Adverse Effect on the Company. The Company is not subject to any Order or other arrangement with any Regulatory Authority, and is not subject to any indemnity or other Contract with any Person, relating to Liability under any Environmental Law, and to the Knowledge of the Company Parties there are no circumstances or conditions involving the Company, the Business or any Asset of the Company that would reasonably be likely to result in any Litigation or Liability of any nature pursuant to any Environmental Law that would have a Material Adverse Effect on the Company.

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1.15. Condition and Sufficiency of Assets. The Acquired Assets, together with the services provided pursuant to the Services Agreement, are sufficient for the continued conduct of the Business by the Buyer after the Closing in substantially the same manner as conducted prior to the Closing. All of the Acquired Assets consists of a quality and quantity usable and salable in the Ordinary Course of Business.

1.16. No Undisclosed Liabilities; Liens; Closing Date Indebtedness. Except as set forth on Section 1.16 of the Disclosure Letter or otherwise disclosed in this Agreement or in the Company Financial Statements, the Company has no Liabilities of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (a) those reflected on the Latest Balance Sheet, (b) Liabilities or obligations incurred in the Ordinary Course of Business of the Company since the Latest Balance Sheet Date, which are not, individually or in the aggregate, Material in amount, and none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, violation of any Law, or any Litigation, (c) Closing Date Indebtedness and (d) Excluded Liabilities. Except with respect to Liens securing Closing Date Indebtedness, which is to be paid by or on behalf of the Company Parties at the Closing, no Liens exist on any of the Assets of the Company. Section 1.16 of the Disclosure Letter describes all Closing Date Indebtedness and sets forth the principal amounts, interest rates and maturity dates for such Closing Date Indebtedness.

1.17. Intellectual Property.

(a) Company Products. Section 1.17(a) of the Disclosure Letter lists all Company Products by name and version number.

(b) Technology. Section 1.17(b) of the Disclosure Letter lists all third-party Technology that the Company has incorporated into the Company Products (including all Open Source Software) Material to the operation of the Company Products. Except as set forth in Section 1.17(b) of the Disclosure Letter, all Technology Material to the operation of the Company Products was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) third parties who have validly and irrevocably assigned all of their rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company, and, to the Knowledge of the Company Parties, no third Person owns or has any rights to any of the Company Intellectual Property.

(c) Company Intellectual Property. Section 1.17(c) of the Disclosure Letter lists (i) all Company Registered Intellectual Property and all unregistered Trade Marks used by the Company with respect to any Company Products, (ii) all other Material Company Intellectual Property (other than Trade Secrets), and (iii) any actions that must be taken within ninety (90) days of the Closing Date in order to maintain the Company Registered Intellectual Property with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates. With respect to each item of Company Registered Intellectual Property (A) all necessary registration, maintenance and renewal fees in connection with such item of Company Intellectual Property that are or will be due for payment on or before the Closing Date have been or will be paid, and all necessary documents and certificates in connection with such item of Company Registered Intellectual Property that are or will be due for filing on or before the Closing Date have been or will be filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property Rights; (B) each such item is currently in Material compliance with all applicable Laws (including payment of filing, examination and maintenance fees and proofs of use); (C) each such item is subsisting, valid and, to the Knowledge of the Company Parties, enforceable; and (D) each such item is not subject to any unpaid maintenance fees or Taxes. The Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application of any Company Registered Intellectual Property. To the maximum extent provided for by, and in accordance with, applicable Laws, the Company has recorded each assignment of Registered Intellectual Property to the Company from a third Person that is included within the Company Registered Intellectual Property with each relevant Regulatory Authority.

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(d) Transferability of Intellectual Property. All Company Intellectual Property that is included within the Acquired Assets will be fully transferable, alienable and licensable by the Buyer without restriction (other than the licenses to third parties disclosed prior to the Closing Date) and without payment of any kind to any third party.

(e) Title to Intellectual Property. The Company is the sole and exclusive owner of each item of Company Intellectual Property, free and clear of any Liens. The Company has the sole and exclusive right to bring a claim or suit against a third party for past, present or future infringement or misappropriation of the Company Intellectual Property. Except as set forth in Section 1.17(e) of the Disclosure Letter, the Company has not (i) transferred full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license, were Material to the Company, or (ii) permitted the rights of the Company in any Company Intellectual Property, that is or was at the time Material to the Company, to enter into the public domain.

(f) Third Party Intellectual Property Rights. Other than Intellectual Property Rights in Third-Party Technology, the Company Intellectual Property includes all Intellectual Property Rights and Technology that are used in or necessary for the conduct of the Business as currently conducted and as currently contemplated to be conducted, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of all Company Products. The Company owns, or possesses licenses to use, all Technology Material to the operation of the Business that is used in or necessary to the conduct of the Business as currently conducted and as currently contemplated to be conducted. Excluding the Third-Party Technology, there is no Software or other Technology, other than the Company Technology, that is Material to the Business. The Company has used commercially reasonable licensing practices in obtaining licenses to the Third-Party Technology, including seeking Intellectual Property Rights indemnities from applicable third-party licensors where appropriate.

(g) Standard Form Agreements. Copies of the Company’s Standard Form Agreements are attached to Section 1.17(g) of the Disclosure Letter. Other than non-disclosure agreements and nonexclusive licenses of the Company Products to end users that do not Materially differ in substance from the Standard Form Agreements and that have been entered into in the Ordinary Course of Business, Section 1.17(g) of the Disclosure Letter lists all Contracts under which the Company has granted, licensed or provided any Company Intellectual Property to third parties including any Contracts containing covenants not to sue or non-assertion provisions that relate to Company Intellectual Property.

(h) No Infringement by the Company. To the Knowledge of the Company Parties, the operation of the Business as currently conducted and as currently contemplated to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and licensing out of any Company Technology, does not infringe (whether directly, indirectly, secondarily, contributorily, vicariously, by inducement, or under any other theory of infringement) or misappropriate any Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under the Laws of any jurisdiction. Except as set forth in Section 1.17(h) of the Disclosure Letter, the Company Parties have no Knowledge of any notice from any Person claiming that any Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor do the Company Parties have Knowledge of any basis therefor). Except as set forth in Section 1.17(h) of the Disclosure Letter, no Company Intellectual Property is subject to any proceeding or outstanding Order or settlement agreement that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or affects the validity, use or enforceability of such Company Intellectual Property. To the Knowledge of the Company Parties, the Company does not, without proper authorization and all necessary rights, possess or have within its custody or control any Technology, including any customer lists, marketing materials, technical information or data.

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(i) Third Party Rights. Except as set forth in Section 1.17(i) of the Disclosure Letter, the Company has not granted any third party ownership or joint ownership of any Intellectual Property Rights in any improvements or derivative works of any Company Intellectual Property, or any Technology created on the Company’s behalf or created jointly with the Company.

(j) Effect of Transactions. Neither this Agreement nor the Transactions will cause the Buyer involuntarily to transfer any rights to, or be obligated to pay any royalties or other fees or consideration with respect to, Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the Transactions.

(k) No Third Party Infringement. Except as set forth in Section 1.17(k) of the Disclosure Letter, to the Knowledge of the Company Parties, no Person is infringing or misappropriating any Company Intellectual Property, and the Company has the exclusive right to bring actions against any Person that is infringing or misappropriating any Company Intellectual Property and to retain for the Company any damages recovered in any such action.

(l) Proprietary Information Agreements. Copies of the Company’s Employee Proprietary Information Agreement and Consultant Proprietary Information Agreement are attached to Section 1.17(l) of the Disclosure Letter. Each Contributor has executed the applicable form of agreement. Without limiting the foregoing, no Contributor owns or has any right to Company Products or Company Intellectual Property, nor to the Knowledge of the Company Parties, has any Contributor made any assertion to the Company or any dispute resolution body (e.g., a court of law) with respect to any alleged ownership of, or rights in or to, any Company Intellectual Property. All current and former employees of the Company are or were, at the time of employment, residents of countries that recognize employment relationships and written agreements with the Company that to the fullest extent permitted under applicable Law, create or assign for the benefit of the Company, all rights in any invention relating to the Business of the Company. Except as set forth in Section 1.17(l) of the Disclosure Letter, the Company has taken reasonable steps to protect the confidentiality of Confidential Information and Trade Secrets of the Company and of any third party that has provided any Confidential Information or Trade Secrets to the Company.

(m) No Government Funding. Except as set forth in Section 1.17(m) of the Disclosure Letter, no funding, facilities or resources of any Regulatory Authority, university, college, other educational institution, or research center was used in the development of the Company Intellectual Property.

(n) Open Source Software. Section 1.17(n) of the Disclosure Letter lists all Open Source Software, and describes whether such Open Source Software was modified or distributed by the Company. To the Knowledge of the Company Parties, the Company has not used Open Source Software in any manner that would or could, with respect to any Company Product or other Company Technology, (i) require its disclosure or distribution in Source Code form, (ii) require its licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company with respect to any Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property or (v) impose any other Material limitation, restriction, or condition on the right of the Company with respect to its use or distribution. With respect to any Open Source Software that is or has been used by the Company in any way, the Company is in compliance in all Material respects with the Open Source Licenses.

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(o) Source Code. The Company owns and possesses all Source Code for all Software included within the Company Intellectual Property. Section 1.17(o) of the Disclosure Letter lists each Source Code escrow agreement or other agreement requiring the Company to disclose any Source Code for any Company Intellectual Property, except for disclosures to Employees, contractors or consultants under binding written Contracts that prohibit use or disclosure except in the performances of services to the Company.

(p) Personally Identifiable Information. Section 1.17(p) of the Disclosure Letter generally describes all categories of Personally Identifiable Information collected by the Company through Company Sites. The Company has complied with (i) all Privacy Laws and Standards and (ii) any of the Company’s internal and external privacy policies, relating to (A) the privacy of users of Company Sites and (B) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected, maintained, or used by the Company. Copies of all current and prior privacy policies of the Company that apply to the Company Sites are attached to Section 1.17(p) of the Disclosure Letter. To the Knowledge of the Company Parties, each such privacy policy and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by all Privacy Laws and Standards, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any Privacy Laws and Standards. With respect to all Personally Identifiable Information collected, stored, used or maintained by or for the Company, the Company has taken steps reasonably necessary to protect against unauthorized access, use, modification, disclosure or other misuse of Personally Identifiable Information. To the Knowledge of the Company Parties, there has been no unauthorized access to or other misuse of that Personally Identifiable Information.

(q) Contaminants. Except as set forth in Section 1.17(q) of the Disclosure Letter, all Company Intellectual Property included in the Company Products is free of any Contaminants. The Company endeavors to prevent the introduction of Contaminants into Company Products and Company Technology.

(r) Security Measures. The Company has the disaster recovery and security plans, procedures and facilities for the business specified in Section 1.17(r) of the Disclosure Letter. To the Knowledge of the Company Parties, there have been no Material unauthorized intrusions or breaches of the Company’s security of information technology systems.

(s) Performance. To the Knowledge of the Company Parties, all Company Products and Company Technology perform in all Material respects in accordance with the functional specifications for the applicable Company Products and Company Technology.

1.18. Product and Service Warranties. The Company does not make or provide any warranty or guaranty under the terms of any Company Contract as to services or products provided by the Company.

1.19. Brokers and Finders. The Company Parties have not retained any agent, broker, investment banker, financial advisor or other Person that is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the Transactions.

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1.20. Disclosure. No statement contained herein or in any certificate, schedule, Section of the Disclosure Letter, list, exhibit or other instrument furnished to the Buyer pursuant to the provisions of this Agreement or any other Transaction Document (including the Company Financial Statements), on the Effective Date or on the Closing Date, contains or will contain any untrue statement of any Material fact or omits or will omit to state a Material fact necessary in order to make the statements contained herein or therein not misleading.

II. Representations and Warranties of the Buyer. The Buyer hereby makes the following representations and warranties to the Company Parties:

2.1. Organization. The Buyer is an Entity duly organized, validly existing and in good standing under the Laws of Delaware. The Buyer has the power and authority to own and operate its business and properties and to carry on its business as currently conducted by it.

2.2. Authority; No Breach by Agreement.

(a) The Buyer has the requisite power and authority to Sign and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, and the Signing, delivery and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the Buyer. This Agreement and the other Transaction Documents to which it is a party have been duly Signed and delivered by the Buyer and constitute the legal, valid and binding obligation of the Buyer, enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) The Signing, delivery and performance of this Agreement by the Buyer and the consummation of the Transactions provided for herein do not and will not (i) breach or contravene the Governing Documents of the Buyer or violate any Law, Contract or Order applicable to the Buyer, or (ii) conflict with or result in a breach of or Default under or violate any Law, Contract, Permit or Order to which the Buyer is a party or by which it or any of its Assets is bound or affected, but excluding from the foregoing clauses (i) and (ii) any conflicts, breaches, Defaults and violations that, either individually or in the aggregate, would not impair the validity of the Buyer to consummate the Transactions.

(c) No notice to, filing with or consent of, any Person by the Buyer is necessary for the consummation of the Transactions.

2.3. Litigation or Proceedings. There is no Litigation pending or, to the Knowledge of the Buyer, threatened against or affecting the Buyer, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or Regulatory Authority, in each case that would affect the Buyer’s ability to consummate the Transactions.

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APPENDIX B

COVENANTS; CONDITIONS; TERMINATION

This Appendix B is an integral part of, and is incorporated by reference into, the Agreement.

I. Pre-Closing Covenants and Agreements.

1.1. Conduct of the Business. Except as otherwise permitted by this Agreement, without the prior written consent of the Buyer, each of the Company Parties agrees that from the Effective Date through the Closing Date:

(a) Each of the Company Parties shall, except as otherwise permitted hereunder, (i) conduct the Business in the ordinary course consistent with past practices and (ii) use their respective Best Efforts to preserve intact the present business organizations and Material rights and franchises of the Company, to keep available the services of and maintain positive employee and working relations with the Company’s employees and independent contractors, and to preserve the Material relationships of the Company with customers, suppliers and others having business dealings with the Company.

(b) Without limiting the generality of Section 1.1(a) of this Appendix B, except as otherwise permitted pursuant to or contemplated by this Agreement or the other Transaction Documents, each of the Company Parties agrees that the Company Parties will not, and will cause the Company not to:

(i) merge into or with any other Person, acquire, through merger, consolidation or otherwise, all or substantially all of the business or Assets of any Person, acquire any interest in or contribute any Assets to any partnership or joint venture or enter into any similar arrangement, or adopt or vote to adopt a plan of complete or partial dissolution or liquidation;

(ii) terminate, amend or otherwise modify in any respect any Acquired Contract or waive any rights under any Acquired Contract;

(iii) incur, assume or guarantee any Indebtedness, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities, except working capital borrowings in the Ordinary Course of Business;

(iv) (A) sell, assign, transfer, abandon, lease or otherwise dispose of any of the Acquired Assets (B) grant any security interest with respect to, pledge or otherwise encumber any of the Acquired Assets; or

(v) agree or commit to do any of the foregoing.

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(c) From the Effective Date until the Closing, each of the Company Parties, shall promptly notify the Buyer in writing upon such notifying Company Party’s Knowledge of (i) any event, condition or circumstance that would reasonably be expected to result in any of the conditions to Closing set forth in this Agreement not being satisfied at or prior to the Closing, (ii) any change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect or (iii) any Material breach by the notifying Company Party of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 1.1(c) shall not limit or otherwise affect the representations or warranties hereunder of such notifying Company Party, the remedies available hereunder to the Buyer, or the conditions to Closing set forth in this Agreement.

1.2. Access to Information; Confidentiality.

(a) Between the Effective Date and the Closing Date and upon reasonable notice, the Company Parties shall afford the Managerial Officials, employees, counsel, accountants and other authorized representatives and advisors of the Buyer reasonable access, during normal business hours, to the Company’s properties, books, Contracts and records as well as to its management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the Business.

(b) To the fullest extent permitted by Law, the Company shall not be responsible or liable to the Buyer for personal injuries sustained by the Buyer’s Managerial Officials, employees, counsel, accountants and other authorized representatives and advisors in connection with the access provided pursuant to Section 1.2(a) of this Appendix B.

(c) The Parties acknowledge that certain information received pursuant to this Section 1.2 will be non-public or proprietary in nature and as such will be deemed to be Confidential Information. Each Party further agrees to maintain the confidentiality of such Confidential Information.

1.3. No Negotiations. None of the Company Parties will, and each of them shall cause their respective Managerial Officials, employees, Affiliates, Equity Owners, representatives, agents, and anyone acting on behalf of any of them not to, directly or indirectly, encourage, facilitate, solicit, initiate or engage in discussions or negotiations with, provide any nonpublic information or assistance to, consider the merits of any inquiries or proposals from, or enter into any letter of intent, agreement in principle, option agreement, purchase agreement, merger agreement, acquisition agreement or any other similar agreement with any Person concerning any merger, sale of Assets, purchase or sale of Equity Interests or similar transaction involving, directly or indirectly, the Company (in each case, except as otherwise expressly contemplated by the SMSA Purchase Agreement). The Company Parties shall notify the Buyer of such inquiries or proposals (including in such notification the identity of the Person making the inquiry or proposal and the terms thereof), if any, and of any subsequent communications by the Person making such inquiry or proposal, in each case within 24 hours of the making thereof. The Parties agree that upon any breach of this Section 1.3 by any of the Company Parties, the Company and the Former Owners shall be liable to the Buyer for all fees, costs and expenses incurred by the Buyer in connection with the negotiation, document preparation and due diligence relating to the Transaction, including all legal, accounting, due diligence and other expenses.

1.4. No Public Announcement. Until the Closing, the Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and no Party shall issue any such press release or make any such public statement prior to such consultation and the prior written consent of the Buyer. The Parties agree that, until Closing, all formal employee communication programs or announcements with respect to the Transactions shall be in forms mutually agreed to by the Parties.

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1.5. Reasonable Efforts; Further Assurances. From and after the Effective Date, upon the Terms and Conditions, each of the Parties shall use its Commercially Reasonable Efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable. Without limiting the foregoing but subject to the other terms of this Agreement, the Parties agree that, from time to time, whether before, at or after the Closing Date, each of them will Sign and deliver, or cause to be Signed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the Transactions.

1.6. Regulatory Authority Consents. Prior to the Closing, the Company Parties shall cooperate with the Buyer in connection with the preparation and filing with the appropriate Regulatory Authorities of any such requests, reports or notifications as may be required in connection with this Agreement, and shall diligently and expeditiously prosecute such matters. The Company Parties shall also (a) promptly deliver to the Buyer a copy of each Material notice, Order, opinion, and other item of correspondence received by any of the Company Parties from any Regulatory Authority in respect to any such application, and (b) promptly advise the Buyer upon receiving any communication from any Regulatory Authority whose Consent is required to be obtained.

1.7. Satisfaction of Conditions. After the Effective Date, the Company Parties and the Buyer shall each use their Best Efforts to satisfy or cause the satisfaction of the conditions to Closing.

1.8. Third Party Consents. After the Effective Date the Company Parties shall use their Commercially Reasonable Efforts to obtain at the earliest practicable date all Consents from, and provide all notices to, all Persons that are not a Regulatory Authority, which Consents are required to consummate, or in connection with, the Transactions. All such Consents shall be in writing and in form and substance reasonably satisfactory to the Buyer, and Signed counterparts of such Consents shall be delivered to the Buyer promptly after receipt thereof, and copies of such notices shall be delivered to the Buyer promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, none of the Company Parties, the Buyer or any of their respective Affiliates shall be required to pay any amounts in connection with obtaining any Consent (other than administrative filing fees).

1.9. Notifications. The Company Parties shall notify the Buyer promptly of any Litigation that, to the Knowledge of the Company Parties, has been threatened in writing or commenced against any of the Company Parties, any Managerial Official or employee (in his or her capacity as such) of the Company or any Assets of any of them, that, if pending or threatened in writing on the Effective Date, would be required to be disclosed in the Disclosure Letter or that relates to the consummation of the Transactions. The Company Parties shall promptly notify the Buyer in writing of any (a) Material violation or breach of, or Default under, this Agreement or any Company Contract, (b) Material inaccuracy or misrepresentation made by the Company Parties in this Agreement, (c) Material condition to be satisfied by the Company Parties hereunder that cannot reasonably be expected to be timely satisfied of which the Company Parties acquire Knowledge prior to the Closing Date, (d) Material Adverse Effect, (e) notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions or (f) any notice or other communication from or to any Regulatory Authority in connection with the Transactions. The Company Parties acknowledge that the Buyer does not and shall not waive any right it may have hereunder solely as a result of any such notifications, and any such notifications shall not have any effect for purposes of determining satisfaction of the conditions to Closing.

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II. Closing and Post-Closing Covenants and Agreements.

2.1. Payment of Expenses. The Company Parties shall pay all Company Transaction Expenses, including those incurred by the Company. The Buyer shall be responsible for its own expenses related to the Transactions.

2.2. Taxes and Fees. The Company Parties shall be solely responsible for all of their own income, capital gains and similar Taxes incurred in connection with the Transactions. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions shall be paid by the Company Parties when due, and the Company Parties shall, at their own expense, file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Buyer will join in the execution of any such Returns and other documentation.

2.3. Public Announcements. As of and after the Closing Date, no Party shall make or permit any public disclosure of any kind or form in respect of this Agreement or the Transactions unless the Company Parties and the Buyer mutually agree in advance on the form, timing and contents of any such public disclosure, whether to the financial community, a governmental agency (including any Regulatory Authority), or the public generally.

2.4. Assignment of Contracts and Assets. To the extent that Consents relating to (a) Acquired Contracts and (b) all other Acquired Assets (subject to regulatory and other third party procedures) have not been obtained by the Company as of the Closing, the Company Parties shall, during the remaining term of such Acquired Contracts and other Acquired Assets, use each of their respective Commercially Reasonable Efforts to (i) obtain the Consent of the applicable third party, (ii) make the benefit of such Acquired Contracts and other Acquired Assets available to the Buyer and (iii) enforce at the request of the Buyer and at the expense and for the account of the Buyer, any rights of the Company arising from such Acquired Contracts and other Acquired Assets against the other party or parties thereto (including the right to elect or terminate any such Acquired Contracts in accordance with the terms thereof). The Company Parties shall not take any action or suffer any omission that would limit or restrict or terminate in any Material respect the benefits to the Buyer of such Acquired Contracts or other Acquired Assets unless, in good faith and after consultation with and prior written notice to the Buyer, the Company is ordered in writing to do so by a Regulatory Authority of competent jurisdiction or the Company is otherwise required to do so by Law. With respect to any such Acquired Contracts or other Acquired Assets as to which the necessary Consent for the assignment or transfer to the Buyer is obtained following the Closing, the Company shall transfer such Acquired Contracts or other Acquired Assets to the Buyer by execution and delivery of an instrument of conveyance reasonably satisfactory to the Buyer within three (3) Business Days following receipt of such Consent.

2.5. Liens. To the extent that, as of the Closing, (a) any Liens relating to the Acquired Assets have not been released or (b) any evidence of the release of any Liens relating to the Acquired Assets has not been obtained or delivered to the Buyer, the Company Parties shall use each of their respective Commercially Reasonable Efforts to have such Liens released and/or such evidence obtained and delivered to the Buyer as soon as possible, at the Company Parties’ expense.

2.6. Bulk Transfers. The Company Parties and the Buyer acknowledge that they will not comply with the provisions of any bulk transfer Laws of any jurisdiction in connection with the Transactions.

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III. Conditions to Closing.

3.1. Conditions to Obligations of the Company Parties. The obligations of the Company Parties to consummate the Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions to Closing (any or all of which may be waived in whole or in part by the Company Parties):

(a) Representations and Warranties. All of representations and warranties of the Buyer shall have been true and correct in all respects (in the case of any representation or warranty qualified by Materiality or Material Adverse Effect) or in all Material respects (in the case of any representation or warranty not qualified by Materiality or Material Adverse Effect) on and as of the Effective Date, and shall be true and correct in all respects (in the case of any representation or warranty qualified by Materiality or Material Adverse Effect) or in all Material respects (in the case of any representation or warranty not qualified by Materiality or Material Adverse Effect) as of the time of the Closing as if then made. The Fundamental Representations shall be true and correct in all respects on and as of the Effective Date and as of the time of Closing as if then made.

(b) Performance. The Buyer shall have performed and complied, in all Material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Buyer at or prior to the Closing.

(c) Delivery of Documents and Purchase Price. The Buyer shall have duly Signed and delivered, or caused to be delivered, to the Company Parties the Buyer Closing Documents, and shall have paid or delivered, as the case may be, the Purchase Price to be delivered as of the Closing Date.

(d) No Pending Litigation. There shall not be pending any Litigation against the Buyer or any of its Affiliates that seeks to impose Material damages in connection with, or to restrain, Materially modify or invalidate the Transactions and no Order that would prohibit, Materially modify or restrain the Transactions shall be in effect.

(e) No Government Proceeding. There shall not be any Litigation instituted, pending or threatened by any Regulatory Authority that seeks to enjoin or otherwise prevent consummation of the Transactions.

(f) Governmental Approvals. All Consents from Regulatory Authorities necessary to permit the Parties to consummate the Transactions shall have been obtained.

3.2. Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions to Closing (any or all of which may be waived in whole or in part by the Buyer):

(a) Representations and Warranties. All of representations and warranties of the Company Parties shall have been true and correct in all respects (in the case of any representation or warranty qualified by Materiality or Material Adverse Effect) or in all Material respects (in the case of any representation or warranty not qualified by Materiality or Material Adverse Effect) on and as of the Effective Date, and shall be true and correct in all respects (in the case of any representation or warranty qualified by Materiality or Material Adverse Effect) or in all Material respects (in the case of any representation or warranty not qualified by Materiality or Material Adverse Effect) as of the time of the Closing as if then made. The Fundamental Representations shall be true and correct in all respects on and as of the Effective Date and as of the time of Closing as if then made.

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(b) Performance. The Company Parties shall have performed and complied, in all Material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by them at or prior to the Closing.

(c) Delivery of Documents. The Company Parties shall have duly Signed and delivered, or caused to be Signed and delivered, to the Buyer the Company Closing Documents.

(d) No Pending Litigation. There shall not be pending any Litigation against any of the Company Parties or any of their respective Affiliates that seeks to impose Material damages in connection with, or to restrain, Materially modify or invalidate the Transactions and no preliminary or permanent injunction or Order that would prohibit, Materially modify or restrain the Transactions shall be in effect.

(e) No Government Proceeding. There shall not be any Litigation instituted, pending or threatened by any Regulatory Authority that seeks to enjoin or otherwise prevent consummation of the Transactions.

(f) Consents and Approvals. All Consents necessary to permit the Buyer to consummate the Transactions shall have been obtained.

(g) Outstanding Indebtedness. The Company Parties shall have delivered to the Buyer Pay-off Letters, and the Closing Date Indebtedness shall be paid in full by or on behalf of the Company Parties.

(h) Release of Liens. The Buyer shall have received evidence, reasonably satisfactory to the Buyer and its counsel, of the satisfaction and discharge by the Company Parties of all existing Liens related to the Acquired Assets.

(i) Preacquisition Review. The Buyer shall have completed, all due diligence and other investigations of the Company and its financial condition, operations and business, and all aspects of the results of such due diligence shall be acceptable to the Buyer in its absolute and sole discretion. Without limiting the generality of the foregoing, the Company Parties shall have afforded the authorized representatives of the Buyer, including without limitation their respective Affiliates, outside consultants and advisors, and each of their respective representatives reasonable access to the properties, books, records and responsible individuals of the Company in order that the Buyer shall have had a full opportunity to make such reasonable investigation as it desires to make of the affairs of the Company, and the Company Parties shall have furnished the Buyer with such additional financial and operating data and other information as to the business and properties of the Company as the Buyer may have from time to time reasonably requested. For the sake of clarity, the condition in this Section 3.2(i) is in addition to and independent from, and shall not be limited in any manner by, the other conditions in this Section 3.2. The Buyer’s right to invoke the condition in this Section 3.2(i) shall not be limited in any manner by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, by the Buyer or its representatives prior to the execution and delivery of this Agreement.

(j) Material Adverse Effect. Since the Effective Date there shall have been no Material Adverse Effect with respect to the Company or the Business.

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IV. Termination.

4.1. Termination of the Agreement. Notwithstanding anything herein to the contrary, this Agreement and the Transactions may be terminated at any time before the Closing as follows:

(a) By the mutual written agreement of each of the Company Parties and the Buyer;

(b) By any Party, upon written notice to the other Parties, if any Regulatory Authority shall have issued a final and nonappealable Order or other legal restraint permanently enjoining or otherwise prohibiting the consummation of the Transactions, provided that the Party seeking termination hereunder shall have complied with its covenants, agreements and obligations set forth in this Agreement;

(c) By the Company Parties if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of the Buyer, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, a failure of the conditions set forth in Section 3.1(a) or (b) of this Appendix B that is not capable of being satisfied or cured by the Termination Date;

(d) By the Buyer if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of the Company Parties, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, a failure of the conditions set forth in Section 3.2(a) or (b) of this Appendix B that is not capable of being satisfied or cured by the Termination Date;

(e) By any Party, upon written notice to the other Parties, if the Transactions shall not have been consummated on or prior to the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 4.1(e) shall not be available to any such Party whose failure to perform or observe in any Material respect any of its obligations under this Agreement proximately caused the failure to consummate the Transactions on or before the Termination Date.

4.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 4.1 of this Appendix B, all rights and obligations of the Parties under this Agreement shall terminate, except Section 1.4 of this Appendix B and the provisions of Section I of Appendix D shall survive such termination; provided, however, that nothing herein shall relieve any Party from any Liability for any intentional or willful and Material breach by such Party of any of such Party’s representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a non-breaching Party under this Agreement in the case of such intentional or willful and Material breach, at law or in equity, shall be preserved; and provided, further, that if the Company Parties terminate this Agreement for reasons other than (i) the expiration of this Agreement pursuant to Section 4.1(e), (ii) the termination of this Agreement pursuant to Sections 4.1(a) or (c) or (iii) as a result of the Buyer refusing to close the Transactions on the Terms and Conditions or as a result of the Buyer seeking a change in any of the Terms and Conditions, then the Company Parties shall jointly and severally reimburse the Buyer for all expenses and costs, including legal and accounting fees, incurred by the Buyer in connection with the negotiation of this Agreement, up to a maximum amount of $10,000.

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APPENDIX C

SURVIVAL AND INDEMNIFICATION

This Appendix C is an integral part of, and is incorporated by reference into, the Agreement.

1.  Indemnification by the Company Parties. Subject to the limitations set forth in this Appendix C, the Company Parties shall indemnify, defend and hold harmless the Buyer Indemnified Parties, and shall reimburse such Persons, from, against and in respect of any Losses incurred or suffered by any of them as a result of or arising from:

(a) any breach of, or any inaccuracy in, any representation or warranty made by the Company Parties in this Agreement or any other Transaction Document (without giving effect to the phrase “Material Adverse Effect” or any other Materiality qualifier);

(b) any breach of or failure to perform any covenant, obligation or agreement of the Company Parties in this Agreement or any other Transaction Document;

(c) all Closing Date Indebtedness and all Company Transaction Expenses;

(d) any Liability or obligation of any of the Company Parties for any Taxes that are the responsibility, obligation or Liability of any of the Company Parties;

(e) any fraud or willful misconduct of any of the Company Parties in connection with this Agreement or any other Transaction Document; and

(f) any Excluded Liability.

2.  Limitations on Company Parties’ Liability. Except as expressly set forth herein:

(a) The Company Parties shall have no Liability under Section 1(a) of this Appendix C until the total of all Losses exceeds the Indemnification Threshold, at which time the Company Parties shall be responsible for all Losses.

(b) The maximum Liability of the Company Parties under Section 1(a) of this Appendix C shall be limited to the Indemnification Cap and the Company Parties shall have no Liability thereunder in excess of, or apart from, such amount.

(c) Notwithstanding the foregoing, indemnification relating to (i) the Fundamental Representations or (ii) Sections 1(b), (c), (d), (e) and (f) of this Appendix C shall not be subject to the limitations of Sections 2(a) or (b) of this Appendix C or any other limitations in this Appendix C.

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  3.  Indemnification by the Buyer. Subject to the limitations set forth in this Appendix C, the Buyer shall indemnify, defend and hold harmless the Company Indemnified Parties, and shall reimburse such Persons, from, against and in respect of, any Losses incurred or suffered by any of them as a result of or arising from:

(a) any breach of, or any inaccuracy in, any representation or warranty made by the Buyer in this Agreement or any other Transaction Document;

(b) any breach of or failure to perform any covenant, obligation or agreement of the Buyer in this Agreement or any other Transaction Document; and

(c) any fraud or willful misconduct of the Buyer in connection with this Agreement or any other Transaction Document.

  4.  Limitation on the Buyer’s Liability. Except as expressly set forth herein, the Buyer shall have no Liability under Section 3(a) of this Appendix C until the total of all Losses exceeds the Indemnification Threshold, at which time the Buyer shall be responsible for all Losses. The maximum Liability of the Buyer under Section 3(a) of this Appendix C shall be limited to the Indemnification Cap and the Buyer shall have no Liability thereunder in excess of, or apart from, such amount. Notwithstanding the foregoing, indemnification relating to (a) the Fundamental Representations, or (ii) Sections 3(b) or 3(c) of this Appendix C shall not be subject to the foregoing limitations or any other limitations in this Appendix C.

  5.  Notice and Procedure Regarding Third Party Claims.

(a) Any Indemnitee shall promptly notify the Indemnitor as to (i) the nature of any Claims asserted by or against the Indemnitee by any third party (including any Regulatory Authority), for which the Indemnitee intends to seek indemnity hereunder and (ii) the commencement of any Litigation brought by any third party (including any Regulatory Authority), to enforce any Claims. Within twenty (20) days after delivery of such notification, the Indemnitor may, upon written notice thereof to the Indemnitee, assume control of the defense of the Claim, with counsel reasonably satisfactory to the Indemnitee; provided that:

(i) the Indemnitor may only assume control of such defense if the Indemnitor acknowledges in writing to the Indemnitee that any Losses that may be assessed against the Indemnitee in connection with such Claim constitute Losses for which the Indemnitee is entitled to be, and shall be, indemnified by the Indemnitor hereunder, and

(ii) the Indemnitor may not assume control of the defense of any Claim in which criminal liability is asserted, or in which equitable relief is sought, against the Indemnitee.

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(b) If the Indemnitor does not, or is not permitted under the terms hereof to, assume control of the defense of a Claim, the Indemnitee shall control such defense. Whichever Party does not control the defense of a Claim may participate in such defense at such Party’s own expense. Whichever Party controls the defense of a Claim shall keep the other Party advised of the status of such Claim and the defense thereof, and shall consider, in good faith, any recommendations made by the other Party with respect thereto. The Parties shall furnish each other with such information as they may have with respect to such Claim, including copies of any summons, complaint or other pleading that may have been served on them and any written claim, demand, invoice, billing or other document evidencing or asserting the same, and shall otherwise cooperate and assist each other in the defense of such Claim. The expenses and reasonable fees of counsel to the Indemnitee with respect to a Claim shall be considered Losses for purposes of this Agreement if:

(i) the Indemnitee controls the defense of such Claim pursuant to the terms hereof; or

(ii) the Indemnitor assumes control of such defense and the Indemnitee reasonably concludes that the Indemnitor and the Indemnitee have conflicting interests or different defenses available with respect to such Claim.

(c) The Indemnitor shall not agree to any settlement of, or the entry of any judgment arising from, any Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnitee shall not agree to any settlement of, or the entry of any judgment arising from, any such Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) If the Indemnitee shall fail to notify promptly the Indemnitor as to (i) the nature of any Claims or (ii) the commencement of any Litigation brought to enforce any Claims, or the Indemnitee shall fail to perform the Indemnitee’s obligations as Indemnitee hereunder or to cooperate fully with Indemnitor in Indemnitor’s defense of any Litigation, such failure shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

6.  Notice and Procedure Regarding Direct Claims. In the event an Indemnitee claims a right to payment pursuant to this Appendix C with respect to any matter not involving a Claim by a third party, Indemnitee shall send written notice of such Claim to the appropriate Indemnitor promptly after the Indemnitee becomes aware of the facts that form the basis for such Claim. The notice of such Claim shall specify the basis for such Claim and the amount owed by the Indemnitor with respect to such Claim, to the extent then known by the Indemnitee or, if not known, as estimated in good faith by the Indemnitee. The failure by any Indemnitee so to notify the Indemnitor shall not relieve the Indemnitor from any Liability that it may have to such Indemnitee with respect to any Claim made pursuant to this Appendix C except to the extent that the Indemnitor is prejudiced by such failure to notify. In the event the Indemnitor does not notify the Indemnitee within thirty (30) days following its receipt of such notice of Claim that the Indemnitor disputes its Liability to the Indemnitee under this Appendix C or the amount thereof, the Claim, only to the extent and as to the amount specified or estimated by the Indemnitee in such notice of the Claim, shall be deemed a Liability of the Indemnitor under this Appendix C, and the Indemnitor shall pay the amount of such Liability to the Indemnitee in accordance with Section 7 of this Appendix C or, in the case of any notice in which the amount of the Claim (or any portion of the Claim) is estimated, on such date when the amount of such Claim (or such portion of such Claim) becomes finally determined. In the event the Indemnitor has timely disputed its Liability with respect to such Claim as provided above, such Indemnitor and the Indemnitee shall establish the merits and amount of such Claim (by mutual agreement, litigation, arbitration or otherwise) and, within ten (10) Business Days following the final determination of the merits and amount of such Claim, the Indemnitor shall pay to the Indemnitee an amount equal to such Claim as determined hereunder, in accordance with Section 7 of this Appendix C.

7.  Payment of Indemnification Claims. Payments owed by an Indemnitor in satisfaction of any indemnification obligations hereunder shall be paid by such Indemnitor in cash, except with respect to payments owed by the Company Parties, which shall be paid first through an offset against the remaining funds in the Holdback Amount and then, to the extent the remaining funds in the Holdback Amount are insufficient to pay such indemnification obligations in full or the Holdback Amount has been released pursuant to Section 8 of this Appendix C, the remaining amount owed by the Company Parties shall be paid in cash. Any Substantiated Claim for indemnification shall be paid no later than ten (10) Business Days after notice from the Indemnitee to the Indemnitor. The amount of any payment required to be made hereunder with respect to a Substantiated Claim shall be adjusted to be net of the amount equal to all insurance proceeds actually received by and paid to the Indemnitee (net of any deductibles or collection expenses) with respect to such Substantiated Claim. Any payments made to any Party pursuant to this Appendix C shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Company Parties on their respective Returns to the extent permitted by Law.

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8.  Release of the Holdback Amount. If none of the Buyer Indemnified Parties has delivered a notice of a Claim for indemnification of Losses pursuant to either Section 5 or Section 6 of this Appendix C on or before the date that is fifteen (15) months following the Closing Date (the “Expiration Date”), then the Buyer shall promptly after the Expiration Date make a cash payment to the Company in an amount equal to the Holdback Amount. If any of the Buyer Indemnified Parties has delivered one or more notices of a Claim for indemnification of Losses pursuant to Section 5 or Section 6 of this Appendix C on or before the Expiration Date, then the Buyer shall promptly after the Expiration Date make a cash payment to the Company in an amount equal to the Holdback Amount, less the sum of (a) the amount that has been offset against the Holdback Amount to cover indemnification of Losses pursuant to this Appendix C, and (b) the amount reasonably estimated by the Buyer Indemnified Parties to cover all unresolved Claims for indemnification of Losses for which the Buyer Indemnified Parties provided notice pursuant to either Section 5 or Section 6 of this Appendix C (the “Potential Claim Holdback”). If any of the Claims subject to the Potential Claim Holdback are ultimately resolved for an amount that is less than the Potential Claim Holdback, then the Buyer shall, subject to continuing to retain a portion of the Potential Claim Holdback to cover any other unresolved Claims, make a cash payment to the Company in an amount equal to such difference promptly after the settlement of such Claim.

9.  Survival. All representations, warranties, agreements, covenants and obligations made or undertaken by a Party in this Agreement or in any other Transaction Document or certificate, document or instrument Signed and delivered by such Party pursuant hereto have been relied upon by the other Parties, shall not be extinguished at the Closing and shall survive the Closing for a period of 24 months; provided, however, that (a) the representations and warranties set forth in Sections 1.13, 1.14 and 1.17 of Appendix A shall survive the Closing and shall continue until, and all Claims shall be asserted not later than, the latest date a Claim may be asserted pursuant to any applicable statute of limitations (or indefinitely, if no statute of limitations applies); (b) the Fundamental Representations shall survive the Closing without limitation as to time and without regard to any statute of limitations that might be otherwise applicable, and the period during which a Claim may be asserted in connection therewith shall continue indefinitely; (c) to the extent that any survival period is set forth specifically in any other Transaction Document, the covenants and agreements set forth in such Transaction Document shall survive in accordance with their respective terms; and (d) the post-Closing covenants and agreements set forth in this Agreement shall survive the Closing until the latest date a Claim may be asserted pursuant to any applicable statute of limitations. In the event that notice of any Claim shall have been given within the applicable survival period, the representations, warranties, covenants and agreements that are the subject of such Claim shall survive until such claim is finally resolved.

10. No Punitive Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS APPENDIX C OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (1) AS A RESULT OF FRAUD OR WILLFUL MISCONDUCT OR (2) TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

11. No Duplication. Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

12. Exclusivity of Remedy. The indemnification provided in this Appendix C shall be the exclusive monetary remedy available to any Buyer Indemnified Party or Company Indemnified Party hereto after the Closing with respect to any breach of any representation, warranty, covenant or agreement in this Agreement or in any document, schedule, certificate or instrument delivered pursuant to this Agreement, other than in the case of fraud or willful misconduct. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, nothing herein shall modify, amend, alter or limit any existing or future indemnification contained in any Governing Document or in any other Contract, including any other Transaction Document, or limit any Person’s right to seek and obtain any equitable relief to which such Person may be entitled.

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APPENDIX D

MISCELLANEOUS; DEFINED TERMS AND RULES OF INTERPRETATION

This Appendix D is an integral part of, and is incorporated by reference into, the Agreement.

I. Miscellaneous Matters.

1.1. Entire Agreement. This Agreement and the other Transaction Documents supersede all written or oral negotiations, agreements, arrangements and understandings among the Parties, and constitute the entire agreement between the Parties with respect to the Transactions.

1.2. Amendments. This Agreement may not be amended, modified or supplemented, and no such amendment, modification or supplement shall be binding, except by a subsequent written agreement Signed by the Parties.

1.3. Waiver. Any of the Terms and Conditions may be waived in writing at any time by the Party or Parties entitled to the benefits thereof. No waiver of any provisions of this Agreement shall be deemed to, or shall, constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall any such waiver constitute a continuing waiver. The rights and remedies of the Parties expressly set forth in this Agreement and the other Transaction Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at Law, in equity or otherwise. No failure or delay on the part of the Parties in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any right, power or privilege or be construed to be a waiver of any other right, power or privilege. No course of dealing between Parties or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Transaction Document or to constitute a waiver of any provision hereof or thereof.

1.4. Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties provided, however, that the Buyer may assign its rights and interests herein to an Affiliate without any other Party’s consent. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

1.5. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) faxed to the recipient with confirmation of delivery or delivered by other form of electronic transmittal customarily used for such communication that permits retention of an electronic copy of such notice and verification of receipt if faxed or so delivered electronically before 5:00 p.m. Central time on a Business Day, and otherwise on the next Business Day or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), at the addresses set forth on the signature pages hereto (or at such other address as may be provided hereunder). Any Party may change the address to which notices or other communications are delivered, by giving the other Parties notice of such change in the manner set forth herein.

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1.6. Governing Law. This Agreement and all claims, causes of action and other matters related thereto or arising therefrom shall be governed by, construed in accordance with and enforced under, the Laws of the State of Texas, without regard to any applicable principles of conflicts of Laws.

1.7. Counterparts. This Agreement may be Signed in counterparts (including by facsimile), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, and shall become effective when one or more counterparts have been Signed by each of the Parties and delivered to the other Parties. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail shall constitute effective Signing and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic mail shall be deemed to be the original Signatures for all purposes.

1.8. Severability. Any term or provision of this Agreement that is invalid, prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, prohibition or unenforceability without rendering invalid, prohibited or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

1.9. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer upon or give to any Person (other than Buyer Indemnified Parties and the Company Indemnified Parties, with respect to Appendix C) any right, remedy, obligation or Liability under or by reason of this Agreement.

1.10. Specific Performance. The Parties acknowledge and agree that an award of money damages would be inadequate for any breach or threatened breach of this Agreement by any Party and any such breach or threatened breach would cause the non-breaching Parties irreparable harm. Accordingly, the Parties agree that in addition to any other remedies available to the non-breaching Parties, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Parties to the fullest extent permitted by applicable Law, will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Notwithstanding Section 1.11 of this Appendix D, the non-breaching Parties may bring an action for specific performance in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy it may be entitled. Such equitable relief will not be the exclusive remedies for any breach of this Agreement, but will be in addition to all other remedies available at law or equity to each of the Parties.

1.11. Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in Dallas County, Texas, over any Litigation arising out of or relating to this Agreement or any part of the Transactions and each Party hereby irrevocably agrees that all claims in respect of such dispute or any Litigation related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of jurisdiction or venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such Litigation. Each of the Parties agrees that a judgment in any such Litigation may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law. The prevailing Party in any such Litigation shall be entitled to an award of its costs and expenses, including reasonable attorney’s fees.

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(b) Each of the Parties hereby consents to process being served by any Party to this Agreement in any Litigation by delivery of a copy thereof in accordance with the provisions of Section 1.5 of this Appendix D.

(c) THE PARTIES TO THIS AGREEMENT HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY LITIGATION ARISING UNDER THIS AGREEMENT. THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(d) The prevailing Party in any action shall be entitled to reimbursement by the non-prevailing Party of all reasonable out-of-pocket expenses incurred by the prevailing Party (including the reasonable fees, charges and disbursements of counsel), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Transaction Documents.

II. Defined Terms. In addition to the terms defined in the Agreement Summary, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings when used in this Agreement:

“Acquired Assets” shall mean the Assets, if owned, to be sold, conveyed, transferred and delivered, and if leased, to be assigned, by the Company to the Buyer pursuant to this Agreement and the Assignment and Assumption Agreement, consisting of the following: (i) all Company Contracts with customers of the Company; (ii) all customer records and all other records necessary to operate the Business as currently operated for such customers; (iii) a licensed copy of all Software and associated Source Code, Company Contracts and other documentation related to the Company’s call center; (iv) all proprietary information stored on the Company’s computers or other hardware technology; and (v) all proprietary information used to operate the Company’s call center as currently operated and to support the Company’s phone system as currently supported.

“Acquired Contracts” shall mean all Company Contracts included within the Acquired Assets.

“Affiliate” of a Person shall mean a Person who controls, is controlled by, or is under common control with another Person. An Affiliate of an individual includes the spouse, spousal equivalent or other cohabitant occupying a relationship generally equivalent to that of a spouse, or a parent or sibling thereof, of the individual, or a child, grandchild, sibling, parent, or spouse of any thereof, of the individual, or an individual having the same home as the individual, or a trust or estate of which an individual specified in this sentence is a substantial beneficiary; a trust, estate, incompetent, conservatee, protected person, or minor of which the individual is a fiduciary; or an Entity of which the individual is an agent, employee or Governing Person.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

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“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement attached to this Agreement as Exhibit A.

“Assumed Liabilities” shall mean all Liabilities of the Company arising exclusively under or with respect to the Acquired Assets after the Closing; provided, however, if a required Consent to assign an Acquired Contract cannot be obtained, the Buyer shall only be liable for the obligations of such Acquired Contract to the extent the Buyer benefits under such Acquired Contract until such time as such Consent is obtained.

“Best Efforts” shall mean, with respect to a given goal, the efforts that a prudent Person in the position of a party hereto would use so as to achieve that goal as diligently and expeditiously as possible and in a commercially reasonable fashion.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in Birmingham, Alabama or Raleigh, North Carolina are authorized or required to close.

“Buyer Closing Documents” shall mean the Transaction Documents, certificates, instruments and other documents to be Signed and delivered by the Buyer on or prior to the Closing, including the documents described in Section 4(e) of the Agreement Summary.

“Buyer Indemnified Parties” shall mean the Buyer and its Affiliates, Managerial Officials, employees and agents (other than any such Affiliate, Managerial Official, employee or agent who is a Company Party).

“Claims” shall mean any claims, damages, losses or Liabilities asserted by or against an Indemnitee for which the Indemnitee intends to seek indemnification pursuant to Appendix C.

“Closing” shall mean the consummation of the Transactions.

“Closing Date” shall mean the date on which the Closing takes place.

“Closing Date Indebtedness” shall mean (i) any Indebtedness of, or guaranteed by, the Company, to the extent the same is unpaid as of the Closing Date, (ii) unpaid Company Transaction Expenses and (iii) any payment or expense that is required to be made or paid under any change of control or similar provision in any Company Contract as a result of the consummation of the Transactions, including the employer portion of any Taxes related to such payment.

“Closing Documents” shall mean, collectively, the Buyer Closing Documents and the Company Closing Documents.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

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“Commercially Reasonable Efforts” shall mean with respect to a given goal, the efforts, consistent with the practice of Persons in comparable commercial situations that a reasonable Person would use so as to achieve that goal.

“Company Closing Documents” shall mean the Transaction Documents, certificates, instruments and other documents to be Signed and delivered by any of the Company Parties on or prior to the Closing, including the documents described in Section 4(d) of the Agreement Summary.

“Company Contracts” shall mean all Contracts to which the Company is a party or by which the Company or any of its Assets are bound.

“Company Financial Statements” shall mean (i) the unaudited balance sheet (including related notes and schedules, if any) of the Company as of the end of its most recent fiscal year and the related statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) for the year then ended, as delivered by the Company Parties to the Buyer and (ii) the interim unaudited balance sheet of the Company (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) delivered by the Company Parties to the Buyer with respect to the period ended on the Latest Balance Sheet Date.

“Company Indemnified Parties” shall mean the Company Parties and their respective Affiliates.

“Company Intellectual Property” shall mean (i) any and all Intellectual Property Rights that are owned, purported to be owned, filed by, held in the name of, or exclusively licensed to, the Company, and (ii) all Company Technology.

“Company Products” shall mean all products and services developed (including products and services for which development is ongoing), made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company since its inception, which utilize Company Intellectual Property.

“Company Registered Intellectual Property” shall mean all Registered Intellectual Property that is part of the Company Intellectual Property.

“Company Sites” shall mean all Internet websites owned, maintained or operated by the Company.

“Company Technology” shall mean all Technology Material to the Business as currently conducted and as currently contemplated to be conducted or used in Company Products, excluding all Third-Party Technology.

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“Company Transaction Expenses” shall mean the fees, costs and expenses incurred by or on behalf of the Company and the Former Owners in connection with the preparation, execution and performance of the Transaction Documents and the consummation of the Transactions, including the fees, costs and expenses of the Company’s and the Former Owners’ brokers, investment bankers, financial advisors, accountants and counsel.

“Confidential Information” shall mean any data or information concerning the Company and the Business (including trade secrets), without regard to form, regarding (for example and including) (i) business process models; (ii) proprietary software; (iii) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Company Contracts, suppliers, customers, and customer lists; (iv) the identity, skills and compensation of employees, contractors, and consultants; (v) specialized training; (vi) any information regarding this Agreement or any other Transaction Document, the identities of the Parties, or the Transactions; and (vii) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by any of the Company Parties of any covenant or obligation set forth in this Agreement or any other Transaction Document.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Consultant Proprietary Information Agreement” shall mean the Company’s standard form of consulting Contract containing proprietary information, confidentiality and assignment provisions.

“Contaminants” shall mean any “back door,” “time bomb,” “trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of Company Products or data or other Technology.

“Contract” shall mean any written or oral contract, Permit, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order, commitment, arrangement, understanding or other agreement, instrument, concession, franchise or license.

“Contributor” shall mean each (i) current and former member of the Governing Authority of the Company, (ii) current and former employee of the Company, (iii) current and former consultant of the Company and (iv) other individual who is or has been involved in the creation, invention or development of Intellectual Property Rights or Technology Material to the Company Products for or on behalf of the Company.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with or without the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit or (iii) any occurrence of any event that with or without the passage of time, the giving of notice or both would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

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“Disclosure Letter” shall mean the letter, dated as of the Closing Date, Signed and delivered by the Company Parties to the Buyer setting forth, among other things, items required, necessary or appropriate to be disclosed by the Company Parties either in response to an express disclosure requirement contained in this Agreement or as an exception to one or more representations, warranties, covenants or other Terms and Conditions.

“Dollars” or “$” shall mean dollars in lawful currency of the United States of America.

“Employee Proprietary Information Agreement” shall mean the Company’s standard form of proprietary information, confidentiality and assignment Contract for its employees.

“Entity” shall mean any Person other than an individual or a Regulatory Authority.

“Environmental Laws” shall mean the federal, state, regional, county, parish, municipal, and local environmental, health or safety Laws, regulations, ordinances, rules and policies and the common law relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation, disposal, emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified, including, without limitation, the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Federal Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, Clean Water Act of 1997, 33 U.S.C. § 1251, et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, Federal Pesticide Act of 1978, 7 U.S.C. § 136, et seq., the Federal Hazardous Materials Transportation Act, 48 U.S.C. § 5101, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., and the Federal Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Equity Interest” shall mean, with respect to any Entity, any share of capital stock of (or other Ownership Interests in) such Entity, any warrant, option or other right for the purchase or other acquisition from such Entity of any share of capital stock of (or other Ownership Interests in) such Entity, any security convertible into or exchangeable for any share of capital stock of (or other Ownership Interests in) such Entity or warrant, right or option for the purchase or other acquisition from such Entity of such shares (or such other Ownership Interests), and any other Ownership Interests in such Entity (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Owner” shall mean (i) with respect to an Entity that is a corporation, a stockholder; (ii) with respect to an Entity that is a partnership, a partner; (iii) with respect to an Entity that is a limited liability company, a member; and (iv) with respect to any other Entity, an owner of an Equity Interest in that Entity.

“Excluded Liabilities” shall mean all Liabilities of the Company and all Liabilities relating to the Business (even if such Liability or the amount thereof is not known as of the Closing) whether (in any case) fixed or contingent, known or unknown, other than Assumed Liabilities.

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“Flow of Funds Memorandum” shall mean the memorandum, described in more detail in Section 2(c) of the Agreement Summary, outlining the payment at the Closing of the funds comprising the Purchase Price.

“Fundamental Representations” shall mean (i) with respect to the Company Parties, each of the representations and warranties set forth in Sections 1.1, 1.2, 1.3, 1.15 and 1.19 of Appendix A; and (ii) with respect to the Buyer, each of the representations and warranties set forth in Section 2.1 of Appendix A.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis during the periods involved.

“Governing Authority” shall mean a Person or group of Persons who are entitled to manage and direct the affairs of an Entity under applicable Law and the Governing Documents of the Entity, except that if the Governing Documents of the Entity or applicable Law divide the authority to manage and direct the affairs of the Entity among different Persons or groups of Persons according to different matters, Governing Authority means the Person or group of Persons entitled to manage and direct the affairs of the Entity with respect to a matter under the Governing Documents of the Entity or applicable Law. The term includes the board of directors of a corporation, by whatever name known, or other Persons authorized to perform the functions of the board of directors of a corporation, the general partners of a general partnership or limited partnership, the managers of a limited liability company that is managed by managers, the members of a limited liability company that is managed by members who are entitled to manage the limited liability company, and the trust managers of a real estate investment trust. The term does not include an Officer who is acting in the capacity of an Officer.

“Governing Documents” of an Entity shall mean the (i) articles or certificate of incorporation or association, certificate of formation, articles of organization, certificate of limited partnership, trust agreement or similar instrument under which an Entity is formed; and (ii) the other documents or agreements, including bylaws, partnership agreements of partnerships, operating agreements of limited liability companies, or similar documents, adopted by the Entity to govern the formation and internal affairs of the Entity.

“Governing Person” shall mean a Person serving as part of the Governing Authority of an Entity.

“Hazardous Substances” shall mean and include polychlorinated biphenyls, friable asbestos and any substance, material, pollutant, contaminant, constituent, waste, toxic substance, petroleum or petroleum-derived substance, waste, or other compound, element, material or substance in any form whatsoever which are included under or regulated, restricted or addressed by or under any Environmental Law.

“Healthcare Laws” shall mean all civil or criminal statutes, Laws, ordinances, rules and regulations of any federal, state, local or foreign Regulatory Authority with respect to regulatory matters relating to the provision, administration, and/or payment for healthcare products or services, including, without limitation, (i) rules and regulations governing the operation and administration of Medicare, Medicaid, or other federal health care programs; (ii) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” (iii) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Law,” (iv) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act” and (v) rules and regulations of the U.S. Food and Drug Administration.

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“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and regulations promulgated thereunder, including the Standards for Privacy of Protected Health Information, 45 Code of Federal Regulations Parts 160 and 164 and the Security Standards for the Protection of Electronic Protected Health Information, 45 Code of Federal Regulations Parts 160 and 164, as the same may be amended from time to time.

“HIPAA Commitments” shall mean HIPAA regulatory requirements, including any contractual privacy and security commitments for “Protected Health Information” (as that term is defined in the HIPAA privacy and security regulations), for which the Company’s compliance with HIPAA is required.

“Indebtedness” shall mean, at any time, without duplication, (i) all Liabilities of a Person with respect to the outstanding principal amount of indebtedness for borrowed money (including for the deferred purchase price of property or services, indebtedness secured by a Lien on property, contingent liabilities or otherwise), including but not limited to lines of credit and credit card borrowings, (ii) that portion of the obligations of such Person with respect to capital leases that are properly classified as a liability on the balance sheet of such Person, (iii) any indebtedness or Liability in respect of letters of credit or bankers’ acceptances, (iv) all accrued interest thereon, and all fees, expenses, prepayment penalties and other charges with respect thereto, and (v) all indebtedness referred to in the foregoing clauses of any other Person that is directly or indirectly guaranteed by such Person.

“Indemnitee” shall mean any Person seeking indemnity pursuant to Appendix C.

“Indemnitor” shall mean any Person against or from whom indemnity is sought pursuant to Appendix C.

“Intellectual Property Rights” shall mean all rights of the following types, whether registered or unregistered, which may exist under the Laws of any jurisdiction: (i) rights associated with works of authorship, including those arising under the Copyright Act of 1976, as amended (“Works of Authorship”); (ii) rights arising out of, or associated with databases; (iii) rights arising out of, or associated with inventions, including rights granted under the Patent Act of 1952, as amended (“Patent Rights”); (iv) rights arising out of, or associated with Trade Marks, including rights granted under the Lanham Act of 1946, as amended; (v) rights arising out of, or associated with Confidential Information or Trade Secrets; (vi) rights arising out of, or associated with a Person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; (vii) attribution and integrity and other moral rights of an author; and (viii) rights in Internet domain names.

“Knowledge”: an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) such individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement. An Entity will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a Managerial Official of such Entity (or in any similar capacity) has Knowledge of such fact or other matter.

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“Latest Balance Sheet” shall mean the balance sheet of the Company dated as of the Latest Balance Sheet Date, including any adjustments thereto mutually agreed to by the Parties.

“Latest Balance Sheet Date” shall mean August 31, 2014.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or such Person’s Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Leased Real Property” shall mean all Real Property (together with all fixtures and improvements thereon, in which the Company has a leasehold interest held under leases, subleases, licenses and/or other types of occupancy agreements.

“Liability” of any Person shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Licenses” shall mean all Material notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Regulatory Authority, and applications therefor, including, without limitation, workers’ compensation, independent medical examination, independent review organization and utilization review licenses, registrations and permits.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any Assets of a Person.

“Litigation” shall mean any action, arbitration, mediation, cause of action, complaint, suit, proceeding, charge, claim, criminal prosecution, governmental or other examination, audit or investigation, hearing, inquiry, administrative or other proceeding or written notice by any Person alleging potential Liability relating to or affecting a Person, its business, its Assets (including without limitation Contracts related to it), or the Transactions, but shall not include regular, periodic examinations by Regulatory Authorities in the Ordinary Course of Business of a Person.

“Losses” shall mean any damages, claims, costs, loss, Liabilities, expenses, penalties, fines, judgments, amounts paid in settlement or obligations (including reasonable attorneys’ fees, costs of investigation and associated expenses), whenever arising or incurred, and whether or not involving a third-party claim.

D-10

“Managerial Official” shall mean an Officer or a Governing Person.

“Material” for purposes of this Agreement shall be determined in good faith in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement in the context of Materiality shall determine Materiality in that instance. The words “Materially” and “Materiality” shall have correlative meanings.

“Material Adverse Effect” on a Person shall mean any state of facts, effect, event, change or occurrence that has, has had or is reasonably likely to have a Material adverse effect on the financial condition, results of operation, business Assets or Liabilities of a Person (together with such Person’s Subsidiaries, if any), individually or in the aggregate, including, without limitation: (i) any change in Laws prior to the Closing Date Materially affecting the business (or any part thereof) of a Person; (ii) the institution of any Material Litigation against any Person; (iii) the bankruptcy or insolvency of any Person; and (iv) a Material violation of applicable Law by any Person. A Material Adverse Effect shall also include any state of facts, effect, event, change or occurrence that shall have occurred or been threatened that has prevented or Materially delayed, or would be reasonably likely to prevent or Materially delay, the performance by any of the Company Parties of their respective obligations under the Transaction Documents or consummation of the Transactions.

“Non-Competition Agreement” shall mean the Confidentiality, Non-Competition and Non-Solicitation Agreement attached to this Agreement as Exhibit C.

“Object Code” shall mean computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Officer” shall mean an individual elected, appointed, or designated as an officer of an Entity by the Entity’s Governing Authority or under the Entity’s Governing Documents.

“Open Source License” shall mean (i) any Software that contains, or is derived from, any Software that is distributed as open source Software or “freeware,” (ii) any license listed at or that is substantially similar to those listed at http://www.opensource.org/licenses/, and (iii) any license that, as a condition to use, modification or distribution of such licensed Software incorporated into, derived from, or distributed with other Software: (a) be distributed in source code form, (b) be licensed for the purpose of making modifications or derivative works, (c) be distributed at no charge or (d) be distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers).

“Open Source Software” shall mean all Software (other than Open Source Software included in commercial third-party Software and Shrink Wrap Code) that is distributed in Company Products under an Open Source License or that has been incorporated into or used in the development, testing or delivery of any Company Product.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or other Regulatory Authority.

D-11

“Ordinary Course of Business” shall mean the ordinary course of business of a Person, consistent with such Person’s past custom and practice.

“Ownership Interests” shall mean a Person’s interest in or share of the profits and losses or similar items of an Entity and the right to receive distributions from an Entity.

“Parties” shall mean the Buyer and the Company Parties.

“Patent Rights” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Pay-off Letters” shall mean letters, in form and substance reasonably satisfactory to the Buyer executed prior to or at the Closing by all Persons to whom any portion of the Closing Date Indebtedness is owed, which shall provide for, among other things, (i) the amounts required to pay off in full on the Closing Date the Closing Date Indebtedness owing to such Person (including the outstanding principal, accrued interest and all prepayment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing such Closing Date Indebtedness), (ii) the release, discharge, removal and termination of all Liens on the assets of the Company arising under such Closing Date Indebtedness upon payment of the amounts set forth therein and (iii) documentation evidencing the termination of all such Liens.

“Permit” shall mean any Material Regulatory Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” shall mean any individual, any Regulatory Authority, any corporation, limited or general partnership, limited liability company, business trust, real estate investment trust, joint venture, joint stock company, cooperative association, bank, insurance company, credit union, savings and loan association, trust, business association or other organization, regardless of whether the organization is for profit, nonprofit, domestic, or foreign, or any Person acting in a representative capacity.

“Personally Identifiable Information” shall mean any information that alone or in combination with other information held by the Company can be used to specifically identify a Person.

“Privacy Laws and Standards” shall mean (i) all rules of any applicable self-regulatory organizations in which the Company is or has been a member, and (ii) all applicable Laws regarding Personally Identifiable Information.

“Real Estate Laws” shall mean all applicable zoning and other land use and similar Laws, codes, ordinances, rules, regulations and Orders, including the Americans With Disabilities Act (other than Environmental Laws).

D-12

“Real Property” shall mean real property owned (together with all buildings, fixtures and improvements erected thereon and all easements and other rights and interests appurtenant thereto), real property leases and the leasehold improvements situated on the leased real property that is the subject of each such lease.

“Registered Intellectual Property” shall mean all Intellectual Property Rights, that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Regulatory Authority at any time in any jurisdiction, including all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights.

“Regulatory Authority” shall mean any (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other Person exercising governmental or quasi-governmental powers, or arbitration or mediation panel agreed upon by the parties); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (vi) official of any of the foregoing.

“Returns” shall mean all Tax returns and Tax information returns, including income Tax returns, Forms 990, employee payroll Tax returns, employee unemployment Tax returns and franchise or business privilege Tax returns that are required to be filed by a Person.

“Services Agreement” shall mean the Services Agreement attached to this Agreement as Exhibit B.

“Shrink Wrap Code” shall mean any generally commercially available software in executable code form that is available for a cost of not more than $5,000 for an annual license for a single user or work station (or $50,000 annually in the aggregate for all users and work stations for the specific application).

“Signature” shall mean any symbol executed or adopted by a Person with present intention to authenticate a writing. Unless the context requires otherwise, the term includes an electronic signature and a facsimile or other electronic copy or transmission of a signature, and the terms “Sign” and “Signed” shall have correlative meanings.

“Software” shall mean any and all Works of Authorship consisting of (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, and (ii) all User Documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” shall mean computer software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

D-13

“Standard Form Agreements” shall mean the Company’s standard form(s) of non-disclosure agreement and the Company’s standard form(s), including attachments, of non-exclusive licenses of the Company Products to customers, including trial and evaluation licenses.

“Subsidiary” shall mean any Entity of which the Entity in question owns or controls fifty percent (50%) or more of the outstanding Ownership Interests either directly or through an unbroken chain of Entities as to each of which fifty percent (50%) or more of the outstanding Ownership Interests is owned directly or indirectly by its parent.

“Substantiated Claim” shall mean a Claim that is (i) admitted in writing by the Indemnitor or as to which a settlement, agreement, arrangement or understanding has been consummated in accordance with Appendix C, (ii) granted by a Regulatory Authority of competent jurisdiction pursuant to an Order that is final and not subject to appeal or the time for taking such appeal has lapsed, or (iii) granted by another legal venue with binding authority, including but not limited to any arbitration or other process agreed to by the Indemnitor and the Indemnitee, which grant is final and not subject to appeal or the time for taking such appeal has lapsed.

“Taxes” shall mean any and all federal, state, county, local, foreign and other taxes, assessments, charges, fares, impositions or other tax of any kinds whatsoever, including interest and penalties thereon or with respect thereto, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not.

“Technology” shall mean all forms of technology, including any or all of the following: algorithms, APIs, databases, data collections, diagrams, inventions, methods and processes (whether or not patentable), network configurations and architectures, protocols, schematics, specifications, software (in any form, including source code and executable code), techniques, interfaces, URLs, websites, in each case whether or not registered with a Regulatory Authority or embodied in any tangible form.

“Terms and Conditions” shall mean all of the terms, conditions, provisions, limitations, representations, warranties, covenants and agreements set forth in this Agreement.

“Third-Party Technology” shall mean (i) the third-party Technology listed in Section 1.17(b) of the Disclosure Letter, (ii) Software licensed to the Company under Open Source Licenses listed in Section 1.17(n) of the Disclosure Letter and (iii) licenses for Shrink Wrap Code.

“Trade Mark” shall mean a word, name, symbol, design or other designation, or a combination of any of the preceding items, used to uniquely identify the origin of goods, a group, a product or a service, or to indicate a form of certification, including logos, trade names, trade dress, trademarks and service marks.

“Trade Secrets” shall mean information that is deemed a trade secret under applicable Law.

“Transactions” shall mean the transactions, including the Purchase, described in the Agreement Summary, together with all related or simultaneous transactions described in the Exhibits.

D-14

“Transaction Documents” shall mean the Agreement and the Exhibits.

“User Documentation” shall mean explanatory and informational materials concerning the Company Products and Company Technology, in printed or electronic form, which the Company has released for distribution to end users with such Company Products and Company Technology, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

“Works of Authorship” shall have the meaning set forth in the definition of Intellectual Property Rights.

III. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or to the extent that the context otherwise requires:

3.1. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. If this Agreement provides for or requires performance by the Parties of any covenant, agreement or obligation, but does not set forth any time period within which the same is to be performed, then the Party subject to such performance obligation shall be obligated to so perform within a reasonable time period, not to exceed ten (10) Business Days. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

3.2. When a reference is made in this Agreement to a Section, Appendix, Exhibit or Section of the Disclosure Letter, such reference is to a Section of, or an Appendix, Exhibit or Section of the Disclosure Letter to, this Agreement unless otherwise indicated. The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

3.3. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

D-15

3.4. Any Law defined or referred to herein or in any other Transaction Document means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws. Any Contract defined or referred to herein or in any other Transaction Document means such Contract as from time to time amended, modified or supplemented, including any novation thereof.

3.5. References to a Person are also to such Person’s successors and permitted assigns. Any reference in this Agreement to gender shall include all genders and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

3.6. All terms defined in this Agreement have the defined meanings when used in any other Transaction Document or any certificate, instrument or other document made or delivered pursuant hereto, unless otherwise defined therein.

3.7. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

3.8. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party hereto has breached any representation, warranty, or covenant contained in the Terms and Conditions in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

3.9. All actions constituting a part of the Transactions at the Closing will be completed substantially simultaneously, and no document will be deemed to be delivered until all actions relating to the Transactions are completed and all Closing Documents are delivered.

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D-16

This Agreement constitutes a legally binding contract that is intended to benefit the Company parties and the BUYER. By Signing this Agreement, each of the parties acknowledges to and agrees with the other parties THAT:

1.  HE, SHE OR IT HAS READ THE ENTIRE AGREEMENT AND THE TRANSACTION DOCUMENTS, INCLUDING BUT NOT LIMITED TO THE TERMS AND CONDITIONS THEREIN, AGREES TO AND ACCEPTS ALL OF THE TERMS AND CONDITIONS THEREIN, AND ACKNOWLEDGES THAT HIS OR HER SIGNATURE (OR THE SIGNATURE OF ITS DULY AUTHORIZED MANAGERIAL OFFICIAL) BELOW CONSTITUTES AN AGREEMENT TO THE AGREEMENT IN ITS ENTIRETY; AND

2.  THE AGREEMENT SUMMARY IS SUBJECT TO ALL OF THE TERMS AND CONDITIONS SET FORTH IN THE APPENDICES TO THE AGREEMENT SUMMARY, AND TO THE EXTENT THAT THE TERMS AND CONDITIONS SET FORTH IN THE APPENDICES TO THE AGREEMENT SUMMARY CONFLICT WITH THE AGREEMENT SUMMARY, THE TERMS AND CONDITIONS SET FORTH IN THE APPENDICES TO THE AGREEMENT SUMMARY SHALL SUPERSEDE.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has Signed or caused this Agreement to be Signed as of the Effective Date.

Address (Buyer):		BUYER:

2101 Highland Avenue South		CARE SERVICES, LLC
Suite 700
Birmingham, AL 35205	By:	/s/ James B. Little III
Facsimile Number: (205) 939-8402		James B. Little III
Attention: James B. Little, III	Its:	Chairman
Email: jlittle@newcapitalpartners.com

Copy to:
Maynard, Cooper and Gale, P.C. 1901 Sixth Avenue North 2400 Regions/Harbert Plaza Birmingham, AL 35203 Facsimile Number: (205) 254-1999 Attention: Gregory S. Curran Email: gcurran@maynardcooper.com

Address (Company and Former Owners):		COMPANY:

Preferred Rx, L.L.C.		PREFERRED RX, L.L.C.
4132 Berkman Drive
Austin, TX 78723
Facsimile Number: 972-332-3672	By:	/s/ James L. York /s/ Chuck Talley /s/ Byron H. Sneed II
Attention: Bruce McAnally, RPh		James L. York Chuck Talley Byron H. Sneed II
Email: bmcanally@aol.com	Its:	CEO CFO Managing Partner

FORMER OWNERS:

JAS PHARMACY, INC.

	By:	/s/ Byron H. Sneed II
Byron H. Sneed II
	Its:	Managing Partner

/s/ Mandy Sneed
Mandy Sneed

/s/ Byron H. Sneed II
Byron H. Sneed II

/s/ Bruce McAnally
Bruce McAnally

/s/ Byron H. Sneed II
Byron H. Sneed II, as agent for Reginald Germain

/s/ Byron H. Sneed II
Byron H. Sneed II, as agent for John M. Jackson

/s/ Byron H. Sneed II
Byron H. Sneed II, as agent for Judy K. Jackson

/s/ Byron H. Sneed II
Byron H. Sneed II, as agent for Sonya Russell

/s/ Bruce McAnally
Bruce McAnally, as agent for Gary Foster

/s/ Byron H. Sneed II
Byron H. Sneed II, as agent for Shayla Turner Venkatesh

/s/ Byron H. Sneed II
Byron H. Sneed II, as agent for Kayla Turner Nicolau

[Signature Page to Transaction Agreement]